Exhibit 10.12

December 9, 2008

Michael Maia

[ADDRESS]

Dear Michael

This letter will formally set forth our offer of employment with InvenSense, Inc. (the “Company”), and shall supersede all other verbal and written offers. We are pleased to offer you the position of Vice President of Marketing reporting initially to our CEO, Steve Nasiri. As such, you will be responsible along with the rest of the Company’s team for the successful execution of the Company’s business plan. More specifically, you will be responsible for the following tasks and duties:

Strategy and Product Planning

—	Company strategy positioning
—	Product strategy
—	Product definition (MRDs)
—	Roadmap

Product Management

—	Product rollout
o	Whole product checklist: product briefs, data sheets, app notes, white papers, eval boards, trade show displays
—	Field sales support
o	Training
o	Go to person for the product; product evangelist
—	Business management (may be an inside sales function at InvenSense)
o	Booking, billing, backlog, business logistics, purchase orders
—	Business development
o	3rd party developer relations (IHV, ISV), Trade association representation

Marketing Communications

—

Marcom strategy, PR, analyst relations, collateral, conferences, presentations (internal, external), look and feel, trade shows, website, promotional items Perform other duties and tasks that may be assigned from time to time.

Your base salary will be Two Hundred Thousand dollars ($200,000) per annum. Upon becoming a full time employee of the company, your base salary, benefits, and any bonuses will be payable in accordance with the Company’s standard payroll and benefit policies. In addition you will be compensated based on the following schedule:

1.	You will receive Thirty Thousand dollars ($30,000) compensation based on your annual performance achievements calculated on quarterly goals performance.

Payment will be made following the completion of your 1st anniversary with the Company.

Pending approval of the Board of Directors and upon your acceptance of the employment offer set forth in this letter, you will be recommended for standard employee stock option plan of Company Common Stock to be approved at our next Board of Directors’ Meeting at price per share to be then determined by the board as the current fair market value share price of the Company’s Common Stock, last price was set at $0.70 per share. The stock option Grant shall be for Two Hundred and Fifty Thousand shares, (250,000). These shares shall be vested over a four-year period at the rate of 25% of the shares after completion of the first twelve months of service and 1/48th per month thereafter, and are accordance to company’s approved ESOP plan grants.

Like all of the other employees of the Company your employment by the Company will constitute an “at will” employment and can be terminated at any time upon notice by either yourself or the Company management. This offer will be contingent upon your acceptance of the company’s Employee Proprietary Information Agreement. Also, you must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (1-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Your start date must be December 10, 2008 or sooner if mutually agreed.

This offer will expire on December 9, 2008 at 6:00PM.

If the foregoing correctly reflects our understanding please sign where indicated below. We are very pleased and excited about your acceptance of our offer of employment. We believe you can add a lot of value to the company and we are looking forward to our working together.

Very Truly Yours, INVENSENSE, INC.

/s/ Steve Nasiri
Steve Nasiri, President & CEO

Accepted

12/9/08
Date

/s/ Michael Maia

Start Date.

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